UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015

CTI Group (Holdings) Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 262-4666

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Manfred Hanuschek Employment Agreement

On June 1, 2015, CTI Group (Holdings) Inc., a Delaware corporation (the “Company”), entered into the Employment Agreement (the “Employment Agreement”) with Manfred Hanuschek (the “Employment Agreement”), which amended and restated the Employment Agreement, dated May 30, 2000, as amended on January 18, 2002, between the Company and Mr. Hanuschek.

Pursuant to the Employment Agreement, Mr. Hanuschek will continue to serve as the Company’s President and Chief Executive Officer, a position he has held since March 7, 2015.

The initial term of the Employment Agreement is one year and, thereafter, the term will automatically renew for successive one year periods unless the Company provides written notice of termination to Mr. Hanuschek at least nine months prior to the end of the then current term. In the event that the Company so elects to not renew the Employment Agreement, Mr. Hanuschek is entitled to the following (collectively, the “Severance Payment”): (i) an amount equal to his then current annual salary; (ii) at Mr. Hanuschek’s election, either (A) a lump sum cash stipend equal to the cost of group medical, optical and dental benefits for a twelve-month period or (B) Company paid continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iii) a lump sum payment of $45,000. The payment of the Severance Payment is subject to Mr. Hanuschek’s execution of a general release.

In the event of a Change of Control (as defined in the Employment Agreement) at any time during the term of the Employment Agreement, the Company or Mr. Hanuschek is entitled to terminate the Employment Agreement by providing notice of such termination to the other party within 60 days following such Change of Control, provided that neither the Company nor Mr. Hanuschek may terminate Mr. Hanuschek’s employment prior to 60 days following such Change of Control. In the event Mr. Hanuschek’s employment is so terminated following a Change of Control, Mr. Hanuschek is entitled to the Severance Payment.

The Company will pay to Mr. Hanuschek a base salary of not less than $362,600 per year (the “Base Salary”), subject to annual merit increases in accordance and consistent with the Company’s policy. The Base Salary will be reviewed by the Company annually.

During the term of the Employment Agreement, Mr. Hanuschek is entitled to participate and will be included in any savings, 401(k), pension, profit-sharing, group medical, group disability or similar plan adopted by the Company, now existing or which the Company may adopt, to the extent that he is eligible under the general provisions thereof.

In addition to the Base Salary, Mr. Hanuschek may also receive cash bonuses on such terms, at such times and in such amounts as the Company’s Board of Directors may determine, in its sole discretion.

Mr. Hanuschek is entitled to participate in any employee stock option plan adopted by Company for the benefit of employees of the Company and its subsidiaries.

Mr. Hanuschek’s employment with the Company and all of Mr. Hanuschek’s rights to compensation and benefits under the Employment Agreement automatically terminate upon his death, except that Mr. Hanuschek’s heirs, personal representatives or estate are entitled to any unpaid portion of the Base Salary, Mr. Hanuschek’s earned but unpaid bonus, if any, and accrued benefits up to the date of termination and will also be entitled to reimbursement for any business expenses properly incurred by Mr. Hanuschek. The Company will also agree to provide to Mr. Hanuschek’s surviving family continuation of coverage for group medical, eye and dental benefits for a twelve-month period following Mr. Hanuschek’s death, pursuant to requirements of COBRA.

If Mr. Hanuschek becomes disabled, Mr. Hanuschek will continue to receive all of his compensation and benefits for a period of twelve months. Any amounts so due to Mr. Hanuschek will be reduced, dollar-for-dollar, by any amounts received by Mr. Hanuschek under any of the Company’s disability insurance policy or plan. If Mr. Hanuschek’s disability continues for more than six months or for periods aggregating more than six months during any twelve month period, the Company will have the right to immediately terminate Mr. Hanuschek’s employment, and Mr. Hanuschek will be entitled to the unpaid portion of the Base Salary and to any Base Salary and benefits which are to be continued or paid after the date of termination. Mr. Hanuschek will be entitled to continue to participate in the Company’s group long-term and short-term disability plans and will be provided benefits in alignment with the level of benefits provided to all other employees.

At any time during the term of the Employment Agreement, the Company may terminate Mr. Hanuschek’s employment for Cause (as defined in the Employment Agreement), effective immediately.

The Employment Agreement contains assignment of inventions and confidentiality provisions. Further, Mr. Hanuschek is subject to noncompetition and non-solicitation covenants during the term of the Employment Agreement and for a twelve-month period thereafter.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Increase in Nathan Habegger’s Annual Salary

On June 1, 2015, the Company agreed to, in connection with Nathan Habegger’s assuming the role as the Company’s Chief Financial Officer, increase Mr. Habegger’s annual salary to $210,000, effective retroactively to January 1, 2015. Mr. Habegger does not currently have an employment agreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement, dated June 1, 2015, by and between CTI Group (Holdings) Inc. and Manfred Hanuschek.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

Date: June 5, 2015	By:	/s/ Manfred Hanuschek
		Name:	Manfred Hanuschek
		Title:	President and Chief Executive Officer

4